Exhibit 23.4

Vavrinek, Trine, Day & Co., LLP Certified Public Accountants

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Banc of California, Inc. of our report dated March 22, 2012, relating to the financial statements of Beach Business Bank of California as of December 31, 2011 and 2010 and for the years then ended, appearing in the Current Report on Form 8-K/A of Banc of California, Inc. (then known as First PacTrust Bancorp, Inc.) filed with the Securities and Exchange Commission on April 10, 2012. We also consent to the reference to us under the heading “Experts” in the prospectus.

/s/ Vavrinek, Trine, Day & Co., LLP

Laguna Hills, California

November 22, 2013

25231 Paseo De Alicia, Suite 100   Laguna Hills, CA 92653   Tel: 949.768.0833   Fax: 949.768.8408   www.vtdcpa.com

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